                                 EXHIBIT 7(b)3

    UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS FOR
                       THE YEAR ENDED DECEMBER 31, 1995.

                        MICROELECTRONIC PACKAGING, INC.
      UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                     FOR THE YEAR ENDED DECEMBER 31, 1995


                                         HISTORICAL      PRO FORMA         PRO FORMA
                                          (AUDITED)     ADJUSTMENTS       CONSOLIDATED
                                         -----------    -----------       ------------
Net sales                                $57,996,000                       $57,996,000
Cost of goods sold                        46,410,000                        46,410,000
                                         -----------                       -----------
Gross profit                              11,586,000                        11,586,000

Selling, general and administrative        7,882,000    $   (164,000)(1)     7,718,000
Engineering and product development        2,152,000                         2,152,000
Provision for revaluation of
 subsidiary                                1,000,000      (1,000,000)(1)             -
                                         -----------    ------------       -----------
     Income (loss) from operations           552,000      (1,164,000)        1,716,000

Other income (expense):

     Foreign exchange gain (loss)         (1,254,000)         22,000(1)     (1,232,000)
     Interest (expense), net              (1,298,000)        175,000(1)     (1,123,000)
     Other income, net                       614,000               -           614,000
                                         -----------    ------------       -----------
Income (loss) before
 provision for income taxes               (1,386,000)     (1,361,000)          (25,000)
Provision for income taxes                         -               -                 -
                                         -----------    ------------       -----------
Net income (loss)                        $(1,386,000)   $ (1,361,000)      $   (25,000)
                                         ===========    ============       ===========
Net income (loss) per
 common share                            $     (0.30)                      $     (0.01)
                                         ===========                       ===========
Weighted average shares used
 in per share calculation                  4,660,000                         4,660,000
                                         ===========                       ===========

 See accompanying notes to unaudited pro forma condensed consolidated financial information.